EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Concurrent Receives Anticipated Nasdaq Staff Determination Letter

ATLANTA, GA – 30 June 2008 - Concurrent (Nasdaq: CCUR), a worldwide leader of on-demand and real-time Linux computing technology, today announced that on June 24, Concurrent received a Staff Determination Letter from NASDAQ notifying Concurrent that, because it has not regained compliance with the $1.00 bid price requirement set forth in Marketplace Rule 4450(a)(5), its shares are subject to delisting from The NASDAQ Global Market unless Concurrent requests a hearing.

Concurrent has requested a hearing with a Nasdaq Listing Qualifications Panel pursuant to procedures set forth in the Nasdaq Marketplace rule 4800 series.  The hearing request automatically stays the delisting process.  A hearing is expected to be scheduled within 60-90 days.  If at anytime prior to the hearing, the bid price for Concurrent’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the hearing will be cancelled and the delisting process terminated.

Concurrent is seeking approval of its stockholders for a reverse split of Concurrent common stock at a ratio of one-for-ten via a special meeting of stockholders scheduled for July 8, 2008.   Concurrent is pursuing the reverse split in order to, among other things, remedy the bid price deficiency.  Concurrent filed a proxy statement regarding the reverse stock split with the Securities and Exchange Commission on June 2, 2008 and mailed the definitive proxy statement regarding this proposal to its stockholders.

About Concurrent

Concurrent (NASDAQ: CCUR) is a leading provider of high-performance, real-time Linux software and solutions for commercial and government markets.  For over 40 years, Concurrent's best-of-breed products have enabled a range of time-critical solutions including: modeling and simulation, high speed data acquisition, visual imaging, low latency transaction processing and on-demand television. Concurrent's on-demand television applications are utilized by major service providers in the cable and IPTV industries to deliver video-on-demand (VOD).  Concurrent’s Everstream line of advanced reporting and monitoring tools measures the effectiveness of interactive television for over 25 million digital cable subscribers.  Concurrent is a global company with regional offices in North America, Europe, Asia and Australia, and has products actively deployed in more than 26 countries.  Concurrent's products and services are recognized for being uniquely flexible, comprehensive, robust and reliable.  For more information, please visit www.ccur.com.

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Certain statements made or incorporated by reference in this release may constitute “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events, as well as our expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward looking statements include, among others, statements regarding our expectations regarding the timing and consummation of a reverse stock split.  All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.  Such risks and uncertainties include our ability to meet customer schedules and demands and deployment and integration goals.

Important risk factors are discussed in our Form 10-K filed with the Securities and Exchange Commission on August 31, 2007, and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K under the heading “Risk Factors” are specifically incorporated by reference in this press release.  Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

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Concurrent Computer Corporation, its logo, and Everstream and its logo are registered trademarks of Concurrent Computer Corporation. All other Concurrent product names are trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners.  Linux® is used pursuant to a sublicense from the Linux Mark Institute.

Concurrent
Kirk L. Somers, Executive Vice President
Phone: (678) 258-4000
Email: investor.relations@ccur.com

Concurrent
Becky Biggs – Media Relations
GCI Group
Phone: (404) 260-3510
Cell:      (404) 262-8763
Email: rbiggs@gcigroup.com